Exhibit 2.3

UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

In re RS LEGACY CORPORATION, et al.,[1] Debtors.	: : : : : : :	Chapter 11 Case No. 15-10197 (BLS) (Jointly Administered)

ORDER CONFIRMING THE FIRST AMENDED JOINT

PLAN OF LIQUIDATION OF RS LEGACY

CORPORATION AND ITS DEBTOR AFFILIATES, AS MODIFIED

[1]	The Debtors are the following eighteen entities (the last four digits of their respective taxpayer identification numbers follow in parentheses): RS Legacy Corporation (f/k/a RadioShack Corporation) (7710); Atlantic Retail Ventures, Inc. (6816); Ignition L.P. (3231); ITC Services, Inc. (1930); Merchandising Support Services, Inc. (4887); RS Legacy Customer Service LLC (f/k/a RadioShack Customer Service LLC) (8866); RS Legacy Global Sourcing Corporation (f/k/a RadioShack Global Sourcing Corporation) (0233); RS Legacy Global Sourcing Limited Partnership (f/k/a RadioShack Global Sourcing Limited Partnership) (8723); RS Legacy Global Sourcing, Inc. (f/k/a RadioShack Global Sourcing, Inc.) (3960); RS Ig Holdings Incorporated (8924); RSIgnite, LLC (0543); SCK, Inc. (9220); RS Legacy Finance Corporation (f/k/a Tandy Finance Corporation) (5470); RS Legacy Holdings, Inc. (f/k/a Tandy Holdings, Inc.) (1789); RS Legacy International Corporation (f/k/a Tandy International Corporation) (9940); TE Electronics LP (9965); Trade and Save LLC (3850); and TRS Quality, Inc. (5417). The address of each of the Debtors is 300 RadioShack Circle, Fort Worth, Texas 76102.

TABLE OF EXHIBITS

Exhibit	Exhibit Name
A	Plan
B	Plan Modifications
C	Confirmation Notice
D	Confirmation Notice — Publication Version

iii

INTRODUCTION

WHEREAS, the above-captioned debtors (collectively, the “Debtors” and, after emergence, the “Liquidating Debtors”), proposed the First Amended Joint Plan of Liquidation of RS Legacy Corporation and Its Debtor Affiliates, dated August 10, 2015 [D.I. 2786], as modified by the modifications set forth in the blackline of the Plan in Exhibit B attached hereto and incorporated herein by reference (as it may be further modified, the “Plan”);2

WHEREAS, the Court, on June 26, 2015, entered its Order (I) Scheduling Combined Hearing on Approval of Disclosure Statement and Confirmation of Plan, (II) Establishing Procedures for Solicitation and Tabulation of Votes on Plan and (III) Approving Related Matters [D.I. 2561], which was amended in certain respects by an order entered on August 7, 2015 [D.I. 2757] (as amended, the “Solicitation Procedures Order”);

WHEREAS, pursuant to the Solicitation Procedures Order, the Court, among other things, established procedures for the solicitation and tabulation of votes to accept or reject the Plan and scheduled a combined hearing to consider the adequacy of the Debtors’ proposed disclosure statement (the “Disclosure Statement”) and confirmation of the Plan for September 16, 2015 at 9:30 a.m. (Eastern Time) (the “Combined Hearing”);

WHEREAS, the Affidavit of Service of Solicitation Materials with respect to the mailing of notice of the Combined Hearing and solicitation materials in respect of the Plan in accordance with the Solicitation Procedures Order [D.I. 2864] (the “Affidavit of Service”) was filed with the Court on August 26, 2015;

[2]	Capitalized terms and phrases used herein have the meanings given to them in the Plan. The rules of interpretation set forth in Section I.B.1. of the Plan apply to this Order and the Findings of Fact and Conclusions of Law (the “Findings and Conclusions”), which are being entered concurrently herewith. In addition, in accordance with Section I.A. of the Plan, any term used in the Plan or this Order that is not defined in the Plan or this Order, but that is used in the Bankruptcy Code or the Bankruptcy Rules, has the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

A copy of the Plan (without the exhibits thereto) is attached hereto as Exhibit A and incorporated herein by reference.

The Court has approved additional modifications to the Plan pursuant to a separate order of the Court approving the Debtors’ Motion For An Order Approving Certain Settlements and Related Plan Modifications [D.I. 3031] (the “SG/Wells Fargo Settlement Order”).

WHEREAS, the Affidavit of Publication [D.I. 2836] (the “Publication Affidavit”) was filed with the Court on August 21, 2015, regarding the publication of the Notice of (A) Deadline for Casting Votes to Accept or Reject the First Amended Joint Plan of Liquidation of RS Legacy Corporation and Its Debtor Affiliates, (B) Combined Hearing to Consider Approval of the Disclosure Statement and Confirmation of Plan and (C) Related Matters and Procedures in The Wall Street Journal and USA Today as set forth in the Solicitation Procedures Order;

WHEREAS, Prime Clerk LLC (“Prime Clerk”), the Court-appointed solicitation and tabulation agent in respect of the Plan, filed the Declaration of James Daloia of Prime Clerk LLC Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the First Amended Joint Plan of Liquidation of RS Legacy Corporation and Its Debtor Affiliates [D.I. 2963] (the “Voting Affidavit”) on September 14, 2015 attesting to the results of the tabulation of the properly executed and timely received Ballots for the Plan as follows:

Class 3 (SCP Secured Claims). The Debtors received four acceptances out of four votes from holders of Claims under Class 3 (SCP Secured Claims), with Class 3 claimants who voted in favor of the Plan holding Claims in the amount of $151,380,555.55 for voting purposes, such acceptances being 100 percent in number and 100 percent in amount of all ballots received from holders of Class 3 Claims (Voting Affidavit, Ex. A.);3

[3]	One ballot cast by a holder of claims in Class 3 in the amount of $27,784,861.11 was not counted because the ballot did not indicate a vote to accept or reject the Plan. (Voting Affidavit, Ex. B.)

Class 4 (IRS Claims). The holder of Claims under Class 4 (IRS Claims) did not return a ballot (Voting Affidavit, Ex. A.);

Class 5 (Dark Store Claims). The Debtors received twelve acceptances out of fourteen votes from holders of Claims under Class 5 (Dark Store Claims), with Class 5 claimants who voted in favor of the Plan holding Claims in the amount of $30,168.45 for voting purposes, such acceptances being 85.71 percent in number and 92.18 percent in amount of all ballots received from holders of Class 5 Claims (Voting Affidavit, Ex. A.);4

Class 7 (2019 Note Claims). The Debtors received 138 acceptances out of 156 votes from holders of Claims under Class 7 (2019 Note Claims), with Class 7 claimants who voted in favor of the Plan holding Claims in the amount of $157,393,000.00 for voting purposes, such acceptances being 88.46 percent in number and 99.75 percent in amount of all ballots received from holders of Class 7 Claims (Voting Affidavit, Ex. A.);5

WHEREAS, objections to Confirmation of the Plan and/or adequacy of the Disclosure Statement (collectively, the “Objections”) were filed by (i) gift card holder Mark Haywood [D.I. 2902], (ii) Waste Management National Services, Inc. [D.I. 2913], (iii) Gerald N. Rogan [D.I. 2916], (iv) the Texas Comptroller of Public Accounts [D.I. 2917], (v) the United States of America [D.I. 2918], (vi) Ab Initio Software [D.I. 2919], (vii) Wells Fargo Bank, N.A. [D.I. 2922], (viii) Wells Fargo Bank, N.A. as Directed Trustee [D.I. 2923], (ix) Standard General L.P. and certain of its related parties (collectively, “Standard General”) [D.I. 2924], (x) The Commonwealth of Pennsylvania, Department of Revenue [D.I. 2925], (xi) the Creditors’

[4]	One ballot cast by a holder of a claim in Class 5 (Dark Store Claims) in the amount of $1,088.10 was not counted because the ballot did not indicate a vote to accept or reject the Plan. (Voting Affidavit, Ex. B.)
[5]

Two ballots cast by holders of claims in Class 7 (2019 Note Claims) in the collective amount of $30,000.00 were not counted because the ballots did not indicate a vote to accept or reject the Plan. (Voting Affidavit, Ex. B.)

Committee [D.I. 2929], (xii) the plaintiffs (the “ERISA Plaintiffs”) in the consolidated class action styled In re 2014 RadioShack ERISA Litigation, Master File No. 4:14-cv-00959-O (N.D. Tex) (the “ERISA Litigation”) [D.I. 2938], (xiii) NREA-TRC 700 LLC (“NREA-TRC 700”) [D.I. 2939], and (xiv) Zurich American Insurance Company (“Zurich”) [D.I. 2955];

WHEREAS, the Objection of the Creditors’ Committee has been resolved by agreement as a result of certain language that the Debtors have added to the Plan;

WHEREAS, the Objections of Wells Fargo, as directed trustee, NREA-TRC 700, The Commonwealth of Pennsylvania, Department of Revenue, Zurich and the ERISA Plaintiffs have been resolved by agreement as a result of certain language that the Debtors have added to this Order;

WHEREAS, the Objections of Wells Fargo Bank, N.A. and Standard General have been resolved by a settlement stipulation approved by the SG/Wells Fargo Settlement Order;

WHEREAS, informal objections to Confirmation of the Plan were raised by (i) United Healthcare Services, Inc. (“UHS”), (ii) Canon U.S.A., Inc. and Canon Solutions America, Inc. (together, “Canon”), (iii) ACE American Insurance Company and certain other members of the ACE group of companies (collectively, “ACE”), (iv) the Taxing Authorities (as defined in paragraph 48 of the GW Going Concern Sale Order), (v) Vantiv, LLC (“Vantiv”), (vi) the Department of Justice, Environment and Natural Resources Division and the North Carolina Department of Environment and Natural Resources (together, the “Environmental Authorities”), (vii) BBDO Puerto Rico, Inc. (“BBDO”), and (viii) the Santa Ana Regional Water Quality Control Board;

WHEREAS, the informal objections of (i) UHS, (ii) Canon, (iii) ACE, (iv) Vantiv (v) the Taxing Authorities (as defined in paragraph 48 of the GW Going Concern Sale Order), (vi) BBDO, (vii) the Environmental Authorities, and (viii) the Santa Ana Regional Water Quality Control Board have been resolved by agreement as a result of certain language that the Debtors have added to this Order;

WHEREAS, the Debtors filed modifications to the Plan, which modifications are set forth in Exhibit B attached hereto (collectively, the “Plan Modifications”);

WHEREAS, the Debtors filed a memorandum of law in support of Confirmation of the Plan, the adequacy of the Disclosure Statement and in response to certain of the Objections [D.I. 2957] (the “Memorandum of Law”);

WHEREAS, the declaration of Carlin Adrianopoli [D.I. 2958] was submitted in support of the Plan (the “Declaration”);

WHEREAS, the Court has reviewed the Plan, the Disclosure Statement, the Voting Affidavit, the Affidavit of Service, the Publication Affidavit, the Objections, the Memorandum of Law, the Declaration and the other papers before the Court in connection with the Confirmation of the Plan;

WHEREAS, the Combined Hearing was held on September 16, 2015 at 9:30 a.m. (Eastern Time), September 17, 2015 at 10:00 a.m. (Eastern Time) and September 30, 2015 at 11:00 a.m. (Eastern Time) before the Honorable Brendan L. Shannon, United States Bankruptcy Judge for the District of Delaware;

WHEREAS, the Court heard the statements of counsel in support of the adequacy of the Disclosure Statement and in support of and in opposition to Confirmation as reflected in the record made at the Combined Hearing;

WHEREAS, the Court has considered all evidence presented at the Combined Hearing;

WHEREAS, the Court has taken judicial notice of the papers and pleadings on file in these chapter 11 cases, including the order approving the settlement between the Creditors’ Committee and First Out Lenders and Pre-Petition ABL Agent [D.I. 2798] (the “Committee FOABL Settlement Order”) and the order approving the settlement among the Debtors, the Creditors’ Committee and the State of Texas [D.I. 2997] (the “Gift Card Settlement Order”);

WHEREAS, the Court made certain findings of fact and conclusions of law on the record at the Combined Hearing, which findings and conclusions shall be deemed to be incorporated herein in their entirety;

WHEREAS, the Court has separately entered the Findings and Conclusions, including the findings that (i) the Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334, (ii) this is a core proceeding pursuant to 28 U.S.C. § 157(b)(2), (iii) the Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code, and (iv) venue of the Bankruptcy Cases in the United States Court for the District of Delaware was proper as of the Petition Date, pursuant to 28 U.S.C. § 1408, and continues to be proper;

WHEREAS, the Findings and Conclusions establish just cause for the relief granted herein;

NOW, THEREFORE, IT IS HEREBY ORDERED:

I.	ADEQUACY OF THE DISCLOSURE STATEMENT.

The Disclosure Statement contains adequate information within the meaning of section 1125 of the Bankruptcy Code, and the Debtors’ use of the Disclosure Statement to solicit votes to accept or reject the Plan was authorized by the Solicitation Procedures Order and was appropriate.

II.	GENERAL PROVISIONS REGARDING CONFIRMATION OF THE PLAN AND APPROVAL OF PLAN-RELATED DOCUMENTS.

A.	THE PLAN MODIFICATIONS.

The Plan Modifications are approved in all respects pursuant to section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019. Accordingly, the Debtors are authorized to make the Plan Modifications.

B.	CONFIRMATION OF THE PLAN.

The Plan and each of its provisions (whether or not specifically approved herein) and all exhibits thereto are CONFIRMED in each and every respect, pursuant to section 1129 of the Bankruptcy Code; provided, however, that if there is any direct conflict between the terms of the Plan or any exhibit thereto and the terms of this Order, the terms of this Order shall control. All objections to the Plan, other than those withdrawn with prejudice in their entirety prior to, or on the record at, the Confirmation Hearing are either resolved on the terms set forth herein or overruled.

C.	CONDITIONS TO EFFECTIVE DATE.

Nothing in this Order or in the Findings and Conclusions shall in any way affect the provisions of Article VIII of the Plan, which includes provisions regarding (i) the conditions precedent to the Effective Date of the Plan, (ii) the waiver of any such conditions, and (iii) the effect that the nonoccurrence of such conditions may have with regard to the Plan and this Order.

D.	EFFECTS OF CONFIRMATION.

Subject to Section II.C. of this Order, notwithstanding any otherwise applicable law, immediately upon the entry of this Order, the terms of the Plan and this Order shall be binding upon all Entities, including the Debtors, any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are impaired under the Plan or whether the holders of such Claims or Interests accepted, rejected or are deemed to have accepted or rejected the Plan), any and all nondebtor parties to Executory Contracts and Unexpired Leases with any of the Debtors and any and all Entities who are parties to or are subject to the settlements, compromises, releases, waivers and injunctions described herein and in the Findings and Conclusions and the respective heirs, executors, administrators, trustees, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, guardians, successors or assigns, if any, of any of the foregoing.

E.	APPROVAL, MODIFICATION AND EXECUTION OF PLAN-RELATED DOCUMENTS.

1. The Plan and all exhibits thereto, substantially in the form as they exist at the time of the entry of this Order, including the Liquidating Trust Agreement, are approved in all respects.

2. All relevant parties, including the Debtors and the Liquidating Trustee, shall be authorized, without further action, notice or order of the Court, to execute any Plan-Related Documents (as such capitalized term is defined in Section IV.B.1. of this Order) and make modifications to such documents in accordance with the Plan’s terms, if applicable, between the time of entry of this Order and the Effective Date of the Plan.

3. The Debtors are hereby authorized to amend or modify the Plan and the exhibits to the Plan at any time prior to the substantial consummation of the Plan, but only in accordance with section 1127 of the Bankruptcy Code and Section XI.B. of the Plan.

III.	CLAIMS BAR DATES AND OTHER CLAIMS MATTERS.

A.	GENERAL BAR DATE FOR ADMINISTRATIVE CLAIMS.

Except as specified in Section III.A.1.c.ii. of the Plan, the Bar Date Order, and Section III.B. below and the notice of the Effective Date, unless previously Filed or Allowed, requests for payment of Administrative Claims that arose (or, only in the case of unexpired leases of real or personal property, accrued) on or after June 1, 2015 through the Effective Date must be Filed no later than 60 days after the Effective Date (the “Final Administrative Claim Bar Date”). Any holder of an Administrative Claim that is required to, but does not, File and serve a request for payment of such Administrative Claim by the applicable Bar Date shall be forever barred from asserting such Administrative Claim against the Debtors, the Liquidating Debtors, the Liquidating Trust, the Estates or their respective property, and such Administrative Claims shall be deemed waived and released as of the Effective Date. Objections to requests for payment of any Administrative Claim must be Filed and served on the requesting party by: (1) in the case of such requests that were required to be filed by June 22, 2015 pursuant to the Bar Date Order, 90 days after the Effective Date; and (2) in the case of such requests that must be filed by the Final Administrative Claim Bar Date, by no later than 150 days after the Effective Date, in each case subject to further order of the Court. For the avoidance of doubt, nothing herein modifies any requirement to File any Administrative Claim as set forth in the Bar Date Order, and any holder of such Administrative Claim that failed to comply with the requirements of the Bar Date Order shall be forever barred from asserting such Administrative Claim against the Debtors, the Liquidating Debtors, the Liquidating Trust, the Estates or their respective property, and such Administrative Claim shall be deemed waived and released.

B.	BAR DATE FOR PROFESSIONAL FEE CLAIMS.

Professionals or other entities asserting a Professional Fee Claim for services rendered before the Effective Date must File and serve on the Liquidating Trustee and such other entities who are designated by the Bankruptcy Rules, this Order, the Fee Order or other order of the Bankruptcy Court a Final Fee Application no later than 90 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Court review or approval, pursuant to the Ordinary Course Professionals Order. A Professional may include any outstanding, non-Filed monthly or interim request for payment of a Fee Claim pursuant to the Fee Order in its Final Fee Application. Objections to any Final Fee Application must be Filed and served on the Liquidating Trustee and the requesting party by the later of (1) 80 days after the Effective Date or (2) 45 days after the Filing of the applicable Final Fee Application. To the extent necessary, this Order will amend and supersede any previously entered order of the Court, including the Fee Order, regarding the payment of Fee Claims. Any pending, Filed interim requests for a Fee Claim pursuant to the Fee Order shall be resolved in the ordinary course in accordance with the Fee Order or, if sooner, in connection with the particular Professional’s Final Fee Application.

C.	BAR DATE FOR REJECTION DAMAGES CLAIMS.

Notwithstanding anything in the Bar Date Order to the contrary, if the rejection of an Executory Contract or Unexpired Lease pursuant to Section V.C. of the Plan gives rise to a Claim by the other party or parties to such contract or lease, such rejection claim will be forever barred and will not be enforceable against the Liquidating Trustee or the Liquidating Trust unless a proof of Claim is Filed and served on the Liquidating Trustee, pursuant to the procedures specified in this Order and the notice of the entry of this Order or another order of the Court, by (1) for Executory Contracts and Unexpired Leases rejected on the Effective Date, 30 days after the Effective Date and (2) for TSA Contracts and Deferred Assets (constituting Executory Contracts or Unexpired Leases) rejected pursuant to Section V.C.2. of the Plan, 30 days after the effective date of such rejection pursuant to the procedures described in Section V.C.4. of the Plan.

D.	BAR DATE FOR AGREED PRIORITY GIFT CARD CLAIMS.

1. In accordance with the Gift Card Settlement Term Sheet, each holder of an Agreed Priority Gift Card Claim must File a Gift Card Proof of Claim Form, no later than 12 months after the Effective Date. Holders of Agreed Priority Gift Card Claims that do not File and serve a Gift Card Proof of Claim Form by such deadline shall be forever barred from asserting such Agreed Priority Gift Card Claims against the Debtors, the Liquidating Debtors, the Liquidating Trust, the Estates or their respective property, and such Agreed Priority Gift Card Claims shall be deemed waived and released as of the Effective Date. Objections to an Agreed Priority Gift Card Claim must be Filed and served on the requesting party by the later of (a) 45 days after the filing of a Gift Card Proof of Claim Form in respect of such claim or (b) 60 days after the Effective Date, subject to further order of the Court. The Liquidating Trust shall provide notice to potential holders of Agreed Priority Gift Card Claims pursuant to the Gift Card Bar Date Notice Procedures.

2. The following procedures shall apply with respect to filing Gift Card Proof of Claim Forms:

a. Holders of Agreed Priority Gift Card Claims must deliver a completed, signed Gift Card Proof of Claim Form and the original gift card or a photograph, photocopy, gift card receipt or other reasonable evidence that the holder is currently in possession of the gift card, in person or by courier service, hand delivery or mail so that such form and accompanying materials are received on or before 12 months after the Effective Date at the following address: RadioShack Corporation Claims Processing Center, c/o Prime Clerk LLC, 830 3rd Avenue, 3rd Floor, New York, NY 10022. Alternatively, holders of Agreed Priority Gift Card Claims may submit a Gift Card Proof of Claim Form electronically and upload the required accompanying documentation at www.oldradioshackgiftcard.com (the “Gift Card Website”).

b. Gift Card Proof of Claim Forms shall be deemed Filed when actually received by Prime Clerk, either at the address above or via the Gift Card Website. Gift Card Proof of Claim Forms may not be delivered via facsimile or email. Any facsimile or email submissions shall not be accepted and shall not be deemed Filed until a form is submitted by one of the methods described above.

c. Gift Card Proof of Claim Forms shall be collected, docketed and maintained by Prime Clerk.

d. All Gift Card Proof of Claim Forms must be (i) written in English, (ii) signed by the claimant, and (iii) denominated in United States currency. Gift Card Proof of Claim Forms must be accompanied by the original gift card or a photograph, photocopy, gift card receipt or other reasonable evidence that the holder is currently in possession of the gift card.

E.	ENFORCEMENT OF BAR DATE ORDER.

In accordance with the Bar Date Order, any Entity that failed to File a proof of Claim or request for payment of Administrative Claims that arose (or, only in the case of unexpired leases of real or personal property, accrued) on or before May 31, 2015 by the applicable Bar Date or was not otherwise permitted to File a proof of Claim or request for payment of such Administrative Claim after the applicable Bar Date by a Final Order of the Court is and shall be barred, estopped and enjoined from asserting any such Claim or Administrative Claim against the Debtors (i) in an amount that exceeds the amount, if any, that is identified in the Schedules on behalf of such Entity as undisputed, noncontingent and liquidated; or (ii) of a different nature or a different classification than any Claim identified in the Schedules on behalf of such Entity. All Claims Filed after the applicable Bar Date and for which no Final Order has been entered by the Court determining that such Claims were timely Filed shall be disallowed and expunged. Any Distribution on account of such Claims shall be limited to the amount, if any, listed in the applicable Schedules as undisputed, noncontingent and liquidated.

IV.	MATTERS RELATING TO IMPLEMENTATION OF THE PLAN.

A.	LIQUIDATING DEBTORS.

1. On and after the Effective Date, each of the Debtors will remain in existence as a Liquidating Debtor until such time as the Liquidating Trustee causes the existence of such Liquidating Debtor to be terminated as provided in the Plan.

2. On the Effective Date, the Liquidating RadioShack Stock shall be issued to the Liquidating Trust. As of the Effective Date, the certificate of incorporation and by-laws of Liquidating RadioShack shall be amended and restated in substantially the form of Exhibit IV.B.2.b. to the Plan. On and after the Effective Date, the Liquidating Trustee may, without further order of the Court, cause the certificate of incorporation or by-laws of Liquidating RadioShack to be amended or restated as permitted by applicable law and the terms of such documents and determined by the Liquidating Trustee to be necessary or appropriate to implement the Plan. On and after the Effective Date, the board of directors of Liquidating RadioShack will be comprised of the natural person appointed by the Liquidating Trustee on behalf of the Liquidating Trust, as the sole stockholder of Liquidating RadioShack, without further order of the Court.

3. On and after the Effective Date, the Liquidating Trustee may, without further order of the Court, cause the certificate of incorporation, by-laws, certificate of formation, operating agreement, partnership agreement or comparable governing document of the Other Liquidating Debtors to be amended or restated as permitted by applicable law and the terms of such documents and determined by the Liquidating Trustee to be necessary or appropriate to implement the Plan. On and after the Effective Date, the Liquidating Trustee shall cause the board of directors or managers or comparable governing body of each Other Liquidating Debtor to be comprised of the natural person appointed by the Liquidating Trustee, on behalf of the Liquidating Trust, as the (direct or indirect) sole equity holder of the Other Liquidating Debtors, without further order of the Court.

4. On and after the Effective Date, the Liquidating Trustee shall cause each of the Liquidating Debtors to sell or otherwise dispose of its assets and properties, to discharge its obligations and liabilities and to wind up its business operations, all on such terms as the Liquidating Trustee determines to be necessary or appropriate to implement the Plan and all without further order of the Court. For the avoidance of doubt, on and after the Effective Date, the Liquidating Trustee may, without further order of the Court, cause a Liquidating Debtor to transfer any or all of its assets and properties to the Liquidating Trust or another Liquidating Debtor if the Liquidating Trustee determines such disposition to be appropriate to implement the Plan. Assets and properties transferred by a Liquidating Debtor to the Liquidating Trust shall, from and after such transfer, be considered Liquidating Trust Assets for all purposes of the Plan.

5. On and after the Effective Date, the Liquidating Trustee may cause the Liquidating Debtors to perform their respective obligations under the APAs, the TSA, the GW Going Concern Sale Order and the GW IP Sale Order, including, without limitation, (i) the provision of the Services (as defined in the TSA) provided for in the TSA and the maintenance of all assets and properties, employees and contracts and leases required by the TSA and (ii) the retention and operation and subsequent transfer of any Deferred Asset in the manner provided in the GW IP APA.

6. At such times as determined by the Liquidating Trustee to be appropriate, the Liquidating Trustee shall cause the existence of the Liquidating Debtors to be terminated by merger, consolidation or dissolution or as otherwise permitted by applicable law, all on such terms as the Liquidating Trustee determines to be necessary or appropriate to implement the Plan and all without further order of the Court. In order to effectuate such terminations in accordance with applicable law, the Liquidating Trustee may, without further order of the Court, cause the Liquidating Debtors to, among other things: (a) adopt such plans of merger, consolidation or dissolution or similar plans as the Liquidating Trustee determines to be necessary or appropriate; (b) execute and deliver such agreements or other documents as the Liquidating Trustee determines to be necessary or appropriate; and (c) execute and file with the applicable governmental authorities such certificates of merger, consolidation or dissolution or similar instruments as the Liquidating Trustee determines to be necessary or appropriate.

7. On and after the Effective Date and until such time as the Liquidating Trustee causes the existence of a Liquidating Debtor to be terminated as provided in the Plan, each Liquidating Debtor shall be responsible for its respective outstanding, ongoing, or future obligations under the Stipulation for Implementation of Protocol with Verizon and AT&T in Connection with the Transfer of Customer Data to General Wireless, approved by the Bankruptcy Court on June 19, 2015 [D.I. 2481], and the Liquidating Trustee may cause the Liquidating Debtors to perform their respective obligations thereunder.

B.	ACTIONS IN FURTHERANCE OF THE PLAN.

1. Pursuant to section 1142 of the Bankruptcy Code and applicable state law (including section 303 of the Delaware General Corporation Law), no action of the stockholders or directors of the Debtors or any other party shall be required for the Debtors or the Liquidating Trustee to: (a) take any and all actions necessary or appropriate to implement, effectuate and consummate the Plan, this Order or the transactions contemplated thereby or hereby; and (b) execute and deliver, adopt or amend, as the case may be, any contracts, instruments, releases, agreements and documents necessary to implement, effectuate and consummate the Plan (collectively, the “Plan-Related Documents”).

2. To the extent that, under applicable non-bankruptcy law, any of the foregoing actions would otherwise require the consent or approval of the stockholders or directors of any of the Debtors, this Order shall, pursuant to section 1142 of the Bankruptcy Code and applicable state law, constitute such consent or approval, and such actions are deemed to have been taken by unanimous action of the directors and stockholders of the appropriate Debtor.

3. The approvals and authorizations specifically set forth in this Order are nonexclusive and are not intended to limit the authority of any Debtor or the Liquidating Trustee to take any and all actions necessary or appropriate to implement, effectuate and consummate the Plan, this Order or the transactions contemplated thereby or hereby.

C.	CREATION OF LIQUIDATING TRUST.

1. On the Effective Date, the Liquidating Trust shall be established pursuant to the Liquidating Trust Agreement for the purpose of liquidating the Causes of Action, liquidating and dissolving the Liquidating Debtors, resolving all Disputed Claims, making distributions to holders of Allowed Claims in accordance with the terms of the Plan and otherwise implementing the Plan. The Liquidating Trust shall have a separate existence from RadioShack and Liquidating RadioShack. On the Effective Date, the Liquidating Trust will be the sole stockholder of Liquidating RadioShack and the Liquidating Trust’s prosecution of any Causes of Action will be on behalf of and for the benefit of holders of Allowed Claims entitled to distributions from the Liquidating Trust Assets under the Plan.

2. Pursuant to section 1142 of the Bankruptcy Code and applicable state law (including section 303 of the Delaware General Corporation Law), and other appropriate provisions of applicable state laws governing corporations or other legal Entities, and subject to and to the extent set forth in the Plan, this Order, the Liquidating Trust Agreement or other agreement (or any other order of this Court entered pursuant to or in furtherance hereof), the Liquidating Trust (and the Liquidating Trustee) shall be authorized and empowered to take any and all such actions as necessary or appropriate to implement, effectuate and consummate the Plan, the Liquidating Trust Agreement, this Order or the transactions contemplated thereby or hereby, including as described in Section IV.C.1.c. of the Plan.

D.	FUNDING OF THE LIQUIDATING TRUST.

1. On the Effective Date, all Causes of Action, the Liquidating RadioShack Stock, the Unencumbered Cash and the Encumbered Cash shall be transferred or issued to, and vest in, the Liquidating Trust. On the Effective Date, standing to commence, prosecute and compromise all Causes of Action shall transfer to the Liquidating Trust.

2. To the extent that any Liquidating Trust Assets cannot be transferred to the Liquidating Trust because of a restriction on transferability under applicable non-bankruptcy law that is not superseded or preempted by section 1123 of the Bankruptcy Code or any other provision of the Bankruptcy Code, such Liquidating Trust Assets shall be deemed to have been retained by the Debtors or the Liquidating Debtors, as the case may be, and the Liquidating Trustee shall be deemed to have been designated as a representative of the Debtors or the Liquidating Debtors, as the case may be, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code to enforce and pursue such Liquidating Trust Assets on behalf of the Debtors or the Liquidating Debtors, as the case may be.

E.	LIQUIDATING TRUSTEE.

1. In accordance with Section IV.C.2. of the Plan, the Liquidating Trustee shall be the exclusive trustee of the assets of the Liquidating Trust for purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), and the representative of the Estate of each of the Debtors appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code. The powers, rights and responsibilities of the Liquidating Trustee are specified in the Liquidating Trust Agreement and shall include the authority and responsibility to take, and cause the Liquidating Debtors to take, the actions contemplated by Section IV.C.1.c. of the Plan. The Liquidating Trustee will distribute the Liquidating Trust Assets and the assets and properties of the Liquidating Debtors in accordance with the provisions of the Plan and the Liquidating Trust Agreement. Other rights and duties of the Liquidating Trustee and the beneficiaries of the Liquidating Trust shall be as set forth in the Liquidating Trust Agreement.

2. The Liquidating Trustee, under the oversight of the Liquidating Trust Board, and in the exercise of the Liquidating Trustee’s reasonable business judgment, shall, in an expeditious but orderly manner, liquidate and convert to Cash the assets of the Liquidating Trust, make timely distributions, and not unduly prolong the duration of the Liquidating Trust. The liquidation of the Liquidating Trust Assets may be accomplished either through the prosecution, compromise and settlement, abandonment, or dismissal of any or all claims, rights, or causes of action, or otherwise. The Liquidating Trustee, under the oversight of the Liquidating Trust Board, shall have the absolute right to pursue or not to pursue any and all Liquidating Trust Assets as it determines is in the best interests of the beneficiaries of the Liquidating Trust, and consistent with the purposes of the Liquidating Trust, and shall have no liability for the outcome of its decision except for any damages caused by willful misconduct or gross negligence. The Liquidating Trustee may incur any reasonable and necessary expenses in liquidating and converting the Liquidating Trust Assets to Cash and shall be reimbursed in accordance with the provisions of the Liquidating Trust Agreement.

3. The Liquidating Trustee shall promptly respond to and use its best efforts to satisfy any written requests of the Indenture Trustee for information regarding the Intercompany Claims.

F.	FEES AND EXPENSES OF THE LIQUIDATING TRUST.

Except as otherwise ordered by this Court, the Liquidating Trust Expenses shall be paid from the Liquidating Trust Assets other than Encumbered Cash (except that Liquidating Trust Expenses incurred in connection with the collection, monetization or distribution of assets that generate Encumbered Cash shall be paid from Encumbered Cash) and the assets and properties of the Liquidating Debtors in accordance with the Plan and the Liquidating Trust Agreement.

G.	EXPENSES FOR PROFESSIONALS OF THE LIQUIDATING TRUST.

The Liquidating Trustee, on behalf of the Liquidating Trust, may, without further order of the Court, retain Third Party Disbursing Agents, professionals or other Entities to assist in carrying out its duties and may compensate and reimburse the expenses of these professionals or other Entities without further order of the Court from the Liquidating Trust Assets other than Encumbered Cash (except that professional fees and expenses incurred in the collection, monetization or distribution of assets that generate Encumbered Cash shall be paid from Encumbered Cash) and the assets and properties of the Liquidating Debtors in accordance with the Plan and the Liquidating Trust Agreement.

H.	NO REVESTING OF ASSETS.

No Liquidating Trust Asset shall revest in any Liquidating Debtor on or after the date such Liquidating Trust Asset is transferred to the Liquidating Trust but will vest upon such transfer in the Liquidating Trust to be administered by the Liquidating Trustee in accordance with the Plan and the Liquidating Trust Agreement.

I.	POST-CONFIRMATION REPORTING.

After the Effective Date, the Liquidating Trustee, on behalf of the Liquidating Trust, shall File unaudited reports of its activities and the financial affairs of the Liquidating Trust with the Court on a quarterly basis, within 30 days after the conclusion of each such quarterly period until the earlier of the entry of a final decree closing each of the Bankruptcy

Cases or a Bankruptcy Court order converting or dismissing each of the Bankruptcy Cases. Such filed unaudited quarterly reports shall contain information regarding the liquidation of the Causes of Action and the assets and properties of the Liquidating Debtors, the distributions made by the Liquidating Trustee and other matters required to be included in such reports in accordance with the Liquidating Trust Agreement and any applicable Bankruptcy Court and United States Trustee guidelines for such matters.

J.	CAUSES OF ACTION.

On the Effective Date, all Causes of Action shall be transferred from the Debtors, the Liquidating Debtors and the Creditors’ Committee to the Liquidating Trust. Any recovery of Cash by the Liquidating Trustee on account of such Causes of Action shall be distributed pursuant to the terms of the Plan and the Liquidating Trust Agreement.

K.	TAX TREATMENT OF THE LIQUIDATING TRUST.

The treatment of the Liquidating Trust for federal income Tax purposes shall be as provided in Section IV.C.7. of the Plan and the Liquidating Trust Agreement.

L.	COMPROMISE AND SETTLEMENT OF DISPUTES AMONG THE DEBTORS, THE CREDITORS’ COMMITTEE AND THE SCP SECURED PARTIES.

Pursuant to Bankruptcy Rule 9019, the compromise and settlement of disputes among the Debtors, the Creditors’ Committee and the SCP Secured Parties pursuant to Section IV.F. of the Plan is approved in all respects and incorporated herein. As of the Effective Date, the compromise and settlement of disputes among the Debtors, the Creditors’ Committee and the SCP Secured Parties pursuant to the Plan constitutes a good faith compromise and settlement, is in the best interests of the Debtors, their Estates and Claim and Interest holders and is fair, equitable and reasonable.

M.	COMPROMISE AND SETTLEMENT OF DARK STORE CLAIMS.

Pursuant to Bankruptcy Rule 9019, the compromise and settlement of Dark Store Claims pursuant to Section IV.K. of the Plan is approved in all respects and incorporated herein. As of the Effective Date, the compromise and settlement of Dark Store Claims pursuant to the Plan constitutes a good faith compromise and settlement, is in the best interests of the Debtors, their Estates and Claim and Interest holders and is fair, equitable and reasonable.

N.	PRESERVATION OF CAUSES OF ACTION; SETTLEMENT OF CLAIMS AND RELEASES.

1. Unless a Cause of Action against any Entity is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order (including this Order and the Final DIP Order), the Debtors expressly reserve such Causes of Action to be transferred by the Debtors and/or the Creditors’ Committee to the Liquidating Trust pursuant to the Plan, which Causes of Action include the Avoidance Actions, for possible adjudication by the Liquidating Trustee, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppels, issue preclusion, claim preclusion, waiver, estoppels (judicial, equitable or otherwise) or laches shall apply to such Causes of Action upon or after the entry of this Order or the occurrence of the Effective Date based on the Plan or this Order, except where such Causes of Action have been released in the Plan or any Final Order (including this Order and the Final DIP Order). In accordance with section 1123(b) of the Bankruptcy Code, the Liquidating Trust may enforce all rights to commence and pursue, as appropriate, any and all such Causes of Action, and the Liquidating Trust’s rights to commence, prosecute, or settle any such Causes of Action shall be preserved notwithstanding entry of this Order or the occurrence of the Effective Date. No Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the

Liquidating Trustee will not pursue any and all available Causes of Action against them. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Liquidating Trust and the Liquidating Trustee on behalf of the Liquidating Trust. In addition, the Liquidation Trust reserves the right to pursue or adopt any claims alleged in any lawsuit in which the Debtors are a defendant or an interested party, against any Entity, including the plaintiffs or co-defendants in such lawsuits. For the avoidance of doubt, Causes of Action include, unless previously released (including under the Committee FOABL Settlement Order and the settlement stipulation approved by the SG/Wells Fargo Settlement Order) the claims and causes of action that the Creditors’ Committee was granted standing to commence, prosecute, and compromise under paragraph 47 of the GW Going Concern Sale Order, including, without limitation, the claims and causes of action discussed in the Rule 2004 Motion and the Outline of Potential Claims, and any other claims or causes of action arising out of or relating to the October 2014 Transaction or the events leading up to or following the October 2014 Transaction; provided, however, that Causes of Action against the SCP Secured Parties are released pursuant to Section IV.G.3.a. of the Plan and Section IV.O.1. of this Order.

2. Pursuant to Bankruptcy Rule 9019, the comprehensive settlement of claims and controversies pursuant to Section IV.G.2. of the Plan is approved in all respects and incorporated herein. As of the of the Effective Date, the compromise or settlement of all such claims or controversies pursuant to the Plan constitutes a good faith compromise and settlement, is in the best interests of the Debtors, their Estates and Claim and Interest holders and is fair, equitable and reasonable.

O.	RELEASES AND EXCULPATION PROVISION.

1. The Plan release and exculpation provisions as set forth in Sections IV.G.3a., IV.G.3.b. and IV.H. of the Plan are approved in all respects, are incorporated herein in their entirety, are so ordered and shall be immediately effective on the Effective Date of the Plan without further action by the Court, any of the parties to such releases or any other party.

2. Notwithstanding any provision of the Plan to the contrary, no provision of the Plan or this Order shall release the Debtors or their Estates of the obligations to make adequate protection payments to the Pre-Petition ABL Agent, the First Out Lenders or the SCP Secured Parties pursuant to Section 3.3 of the Final DIP Order, Section 2.4.2 of the DIP Extension Order or the related cash collateral stipulations, but, with respect to the SCP Secured Parties, limited to the amounts set forth in the Wind Down Budget for such payments; provided, however, that, with respect to the SCP Secured Parties, to the extent such adequate protection payments exceed the budgeted amount in the Wind Down Budget, the payments shall be made from the Encumbered Cash after it is distributed to the SCP Secured Parties under the Plan.

P.	RELEASE OF LIENS.

Except as otherwise provided in the Plan, this Order or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article VI of the Plan, all Liens against the property of any Estate will be fully released and discharged, and all of the right, title and interest of any holder of such Liens, including any rights to any collateral thereunder, shall revert to the applicable Estate.

Q.	EXEMPTIONS FROM TAXATION.

Pursuant to section 1146(a) of the Bankruptcy Code, the following shall not be subject to any stamp tax, real estate transfer tax, sales and use tax or similar tax: (1) the execution and implementation of the Liquidating Trust Agreement, including any transfer of assets or properties to or by the Liquidating Trust or a Liquidating Debtor; or (2) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any plan or agreement adopted or executed in connection with any transaction pursuant to the Plan.

R.	CANCELLATION OF 2019 NOTES AND 2019 NOTES INDENTURE.

On the Effective Date, the 2019 Notes Indenture shall be cancelled and extinguished without further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of the Debtors and the Indenture Trustee under the 2019 Notes Indenture shall be discharged; provided, however, that notwithstanding the foregoing, the 2019 Notes Indenture shall continue in effect solely for purposes of (1) permitting holders of the 2019 Notes Claims to receive Distributions under the Plan and (2) allowing and preserving the rights of the Indenture Trustee to (a) make Distributions in satisfaction of Allowed 2019 Notes Claims, (b) exercise its Indenture Trustee Charging Lien against any such Distribution and, (c) seek compensation and reimbursement for any fees and expenses incurred in making such Distributions.

S.	DETERMINATION OF THE POTENTIAL 2019 NOTES ADDITIONAL DISTRIBUTIONS.

As soon as practicable, but no later than 30 days after the Effective Date, the Liquidating Trustee and the Indenture Trustee shall meet and confer regarding the terms of a scheduling order governing the Bankruptcy Court’s determination of the Potential 2019 Notes

Additional Distributions. The Court shall hold a status conference regarding scheduling issues in respect of the determination of the Potential 2019 Notes Additional Distribution on a date that is on or about 60 days after the Effective Date. Notwithstanding anything herein or in the Plan to the contrary: (1) no Distribution shall be made on account of any Allowed Claim in Class 6 (General Unsecured Claim) unless and until (a) the Court shall have determined the Potential 2019 Notes Additional Distributions pursuant to a Final Order or (b) the Indenture Trustee shall have consented in writing to such Distribution, and an appropriate reserve shall have been established and funded to satisfy any Potential 2019 Notes Additional Distributions; and (2) nothing in the Plan shall affect or impair the Indenture Trustee’s entitlement to the Potential 2019 Notes Additional Distributions or the Indenture Trustee’s entitlement to take discovery with respect thereto (including discovery with respect to any Intercompany Claim).

T.	DETERMINATION OF THE DISPUTE.

This Court shall determine the Dispute unless it is resolved by agreement among the SCP Secured Parties, the First Out Lenders, General Retail Holdings, L.P., General Retail Funding LLC and the Pre-Petition ABL Agent. As soon as practicable, but no later than 10 days after the Court rules on the pending motions to dismiss the SCP Adversary Proceeding, the Pre-Petition ABL Agent, the First Out Lenders, General Retail Holdings, L.P., General Retail Funding LLC and the SCP Secured Parties shall meet and confer regarding the terms of an agreed scheduling order governing the litigation of the Dispute in the Court. The Court shall schedule a status conference regarding scheduling issues in respect of the litigation of the Dispute for a date that is on or about 20 days after the Court rules on the pending motions to dismiss the SCP Adversary Proceeding.

V.	APPROVAL OF EXECUTORY CONTRACT AND UNEXPIRED LEASE PROVISIONS AND RELATED PROCEDURES.

1. The Executory Contract and Unexpired Lease provisions of Article V of the Plan are specifically approved.

2. This Order shall constitute an order of the Court approving the assumptions, assumptions and assignments and rejections described in Sections V.A., V.C. and V.E. of the Plan, pursuant to section 365 of the Bankruptcy Code. The procedures for assumption of an Executory Contract or Unexpired Leases as set forth in Section V.C.4. are approved in all respects.

3. To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed or assumed and assigned pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code: (a) by payment of the Cure Amount Claim in Cash; or (b) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. Pursuant to section 365(b)(2)(D) of the Bankruptcy Code, no Cure Amount Claim shall be allowed for a penalty rate or other form of default rate of interest. If there is a dispute regarding: (a) the amount of any Cure Amount Claim; (b) the ability of any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (c) any other matter pertaining to assumption of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

4. Notwithstanding anything in the Plan or this Order to the contrary, the Court shall retain jurisdiction to hear and determine any disputes in accordance with paragraph 31 of the GW Going Concern Sale Order with respect to Desired Contracts (as defined in the GW Going Concern Sale Order) served with notices of assumption and assignment pursuant to such order prior to the Effective Date. For the avoidance of doubt, objections to the assumption and assignment of such contracts shall be governed by the procedures in the GW Going Concern Sale Order.

VI.	INSURANCE NEUTRALITY.

Notwithstanding any other term or provision in the Plan or this Order, nothing in the Plan, this Order or any other document related to any of the foregoing (including, without limitation, any provision that purports to be preemptory or supervening or grants an injunction or release) (a) will prejudice any of the rights, claims or defenses of the Debtors’ insurers (“Insurers”) under any insurance policies under which the Debtors, the Estates, the Liquidating Trust, and/or the Liquidating Trustee seek(s) coverage (the “Policies”) or any agreements related to the Policies (together, with the Policies, the “Insurance Agreements”); (b) will modify any of the terms, conditions, limitations and/or exclusions contained in the Insurance Agreements; (c) shall be deemed to create any insurance coverage that does not otherwise exist, if at all, under the terms of the Insurance Agreements, or create any right of action against the Insurers that does not otherwise exist under applicable non-bankruptcy law; (d) shall be deemed to prejudice any of the Insurers’ rights and/or defenses in any pending or subsequent litigation in which the Insurers or the Debtors, the Estates, the Liquidating Trust, and/or the Liquidating Trustee may seek any declaration regarding the nature and/or extent of any insurance coverage under the Insurance Agreements; (e) shall be deemed to alter the continuing duties and obligations of any insured under the Insurance Agreements; or (f) shall be construed as an acknowledgement that the Insurance Agreements cover or otherwise apply to any claims or that any claims are eligible for payment under any of the Insurance Agreements.

VII.	DISTRIBUTION RECORD DATE.

Except as otherwise provided in a Final Order of the Court, the transferees of any Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date shall be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date. A Disbursing Agent shall have no obligation to recognize the transfer of, or sale of any participation in, any Claim that occurs after the close of business on the Distribution Record Date and shall be entitled for all purposes herein to recognize and make Distributions only to those holders of Allowed Claims that are holders of record of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Debtors’ and the Note Registrar’s (as defined in the 2019 Notes Indenture) records for the transfer of the 2019 Notes shall be closed as of the 4:00 p.m., prevailing Eastern Time on the Distribution Record Date, and no transfer of 2019 Notes occurring after such time shall be recognized.

VIII.	PRIORITY TREATMENT OF AGREED PRIORITY GIFT CARD CLAIMS.

In accordance with the Gift Card Settlement Term Sheet, pursuant to section 507(a)(7) of the Bankruptcy Code, all timely filed claims in any amount for unredeemed balances on certain types of gift cards shall be Priority Claims in Class 1 under the Plan; provided that the gift card claimant (a) certifies that (i) he or she is in possession of the gift card, (ii) he or she is a consumer and (iii) he or she has not redeemed or otherwise received value with respect to the unredeemed balances on the card, and (b) produces the card or a photo, photocopy, gift card receipt or other reasonable evidence thereof.

IX.	SUBSTANTIVE CONSOLIDATION.

1. The substantive consolidation of all of the Estates into a single consolidated Estate for all purposes associated with confirmation and consummation of the Plan, as set forth in Section IV.L. of the Plan, is hereby approved. Specifically: (a) all assets and liabilities of the Debtors shall be deemed merged; (b) all Claims of one Debtor against another Debtor shall be deemed eliminated; (c) all guarantees by one Debtor of the obligations of any other Debtor shall be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of all of the Debtors; and (d) each and every Claim Filed or to be Filed in the Bankruptcy Cases of any of the Debtors shall be deemed Filed against the Debtors and shall be deemed one Claim against and a single obligation of all of the Debtors. Such consolidation (other than for purposes of implementing the Plan) shall not affect the legal and corporate structures of the Debtors.

2. Notwithstanding the substantive consolidation provided for herein and in the Plan, nothing shall affect the obligation of each and every Debtor to pay quarterly fees to the Office of the United States Trustee pursuant to 28 U.S.C. § 1930 until such time as a particular case is closed, dismissed or converted.

X.	OBJECTIONS TO CONFIRMATION.

A.	RESOLUTION OF CERTAIN OBJECTIONS TO CONFIRMATION.

Certain of the Objections to Confirmation, whether informal or Filed, to the extent not satisfied by the Plan Modifications, are hereby resolved on the terms and subject to the conditions set forth below. The compromises and settlements contemplated by each resolution to an Objection are fair, equitable and reasonable, are in the best interests of the Debtors and their respective Estates and creditors and are expressly approved pursuant to Bankruptcy Rule 9019.

1. Objection of Wells Fargo Bank, N.A. as Directed Trustee. The Liquidating Trust shall employ an independent fiduciary to direct Wells Fargo Bank, N.A. in winding down the RadioShack 401(k) Plan, the RadioShack Puerto Rico 1165(e) Plan and the RadioShack Corporation 2011 Executive Deferred Compensation Plan (collectively, the “Retirement Plans”). The costs of termination of the Retirement Plans shall be paid out of the assets of the Retirement Plan in a manner consistent with the terms of the retirement service agreements, trust agreements, and other documents governing the Retirement Plans (collectively, the “Plan Documents”). Upon the Effective Date, the Liquidating Trust and the Liquidating Trustee shall take, or cause the Liquidating Debtors to take, all actions necessary to process the termination of the Retirement Plans in accordance with the Plan Documents and applicable law.

2. Objection of NREA-TRC 700. Notwithstanding anything to the contrary in the Plan or this Order, and without prejudice to the parties’ respective rights and obligations under or relating to that certain Lease Termination Agreement between NREA-TRC 700 and RadioShack dated as of October 9, 2014, (a) that certain non-residential real property lease entitled “750 WEST 7TH STREET RETAIL LEASE” between NREA-TRC 700 as landlord and RadioShack as tenant dated as of October 9, 2014 has been deemed rejected pursuant to section 365(d)(4) of the Bankruptcy Code and does not remain subject to assumption or assignment pursuant to section 365, and (b) all rights of setoff of RadioShack and NREA-TRC 700, if any, and any defenses thereto, are fully reserved.

3. Informal Objection of Canon. Notwithstanding anything to the contrary contained herein or in the Plan or in any exhibits thereto, none of the claims held by any of the Debtors or their estates against Canon U.S.A., Inc., Canon Solutions America, Inc., or any of the Canon Parties (as that term is defined in the Settlement Agreement by and Among RS Legacy Corporation f/k/a RadioShack Corporation, Its Affiliated Debtors, Canon U.S.A., Inc. and Canon Solutions America, Inc. dated August 20, 2015 (the “Canon Settlement Agreement”) [D.I. 2840-2]) prior to the date of this Order, including any claims under Chapter 5 of the Bankruptcy Code or claims arising out of the Business (as that term is defined in the Canon Settlement Agreement), will be assigned to, or become the property of, any liquidating or litigation trust created in connection with the Plan confirmed by this Order. For the purposes of this paragraph, the Canon Parties and the Debtor Parties (as those terms are defined in the Canon Settlement Agreement) are referred to as the “Canon Settlement Parties.” Nothing contained in the Plan or this Order will be deemed to impair or diminish any of the rights or benefits of any of the Canon Settlement Parties under the Canon Settlement Agreement now or in the future, including but not limited to, the releases and the covenant not to sue granted by any Canon Settlement Party in favor of another Canon Settlement Party in the Canon Settlement Agreement. Each of the Canon Settlement Parties will continue to honor the terms of the Canon Settlement Agreement notwithstanding confirmation of the Plan, both before and after the Effective Date.

4. Informal Objection of UHS. Notwithstanding anything to the contrary in the Plan or this Order, the Liquidating Debtors shall, on the Effective Date, pursuant to section 365, assume and assign to the Liquidating Trust the amended Administrative Services Agreement dated as of July 31, 2015 but effective on July 1, 2013 between United Healthcare Services, Inc. and RadioShack Corporation, and such assumption and assignment having been consented to by UHS, the Debtors and the Liquidating Trust, is hereby approved.

5. Informal Objection of the Taxing Authorities. Nothing in the Plan or this Order shall alter the rights of the Taxing Authorities (as defined in the GW Going Concern Sale Order) pursuant to the terms of the GW Going Concern Sale Order. The Taxing Authorities shall retain their liens, if any, on the funds in the Permitted Encumbrances Account (as defined in the GW Going Concern Sale Order). Further, nothing herein shall be construed to limit any right of the Taxing Authorities to interest on their claims, pursuant to 11 U.S.C. §§ 506(b) and 1129, at the Taxing Authorities’ respective statutory rates.

6. Informal Objection of Vantiv. Subject to the procedures set forth in Section V.C.4. of the Plan, after the Effective Date, Vantiv shall have the right to object to any proposed assumption, assumption and assignment, or the proposed cure amounts of its agreements, including (a) the Master License Agreement dated March 19, 1996 between BancTec USA, Inc. (n/k/a Vantiv, LLC) and Tandy Corporation; and (b) the POS Authorization Network Software Agreement (collectively, the “Vantiv Agreements”). In addition, Vantiv’s Cure Objection [D. I. 1068], General Assumption and Assignment Objection [D.I. 1319] and Motion For Relief From Stay To Terminate the Vantiv Agreements [D.I. 1859] shall survive confirmation of the Plan and shall be adjourned to the October 8, 2015 omnibus hearing or such other date as Vantiv and the Debtors or Liquidating Trustee agree. The assumption or assumption and assignment of the Vantiv Agreements pursuant to the Plan is subject to such objections and motion for relief from the stay and Vantiv’s right to object to the proposed assumption or assumption and assignment pursuant to Section V.C.4. of the Plan.

7. Informal Objection of ACE. The informal objection of ACE is resolved by the language in Section VI. of this Order.

8. Informal Objection of BBDO. Any right or defense of setoff, netting or recoupment of BBDO is preserved and is not discharged, enjoined or impaired by the Plan or this Order.

9. Informal Objection of the Environmental Authorities. The Liquidating Trust shall reserve the amount of $104,000 for continued compliance with the Administrative Agreement for Registered Environmental Consultant-Directed Assessment and Remedial Action Pursuant to N.C.G.S. 130A-310.9(c) and 15A NCAC 13C.0300 [D.I. 08-SF-252] entered into by RadioShack Corporation and the North Carolina Department of Environment and Natural Resources on September 25, 2008 (“North Carolina Agreement”). Notwithstanding anything to the contrary in the Plan or this Order, the North Carolina Agreement will remain in full force and effect following confirmation of the Plan, and the parties’ rights are reserved with respect thereto. In addition, the Liquidating Trust shall reserve the amount of $20,000 for any environmental monitoring costs related to the property located at 3526, 3578 and 3504 S. Turnpike Rd., Stockton, CA 95205.

10. Informal Objection of the Santa Ana Regional Water Quality Control Board. Nothing in the Plan or this Order shall affect the right of the Santa Ana Regional Water Quality Control Board or the California State Water Resources Control Board to (a) seek to require the Debtors, the Liquidating Debtors or the Liquidating Trust to establish a reserve in respect of the Debtors’ obligations to either, or any party’s right to object to such request or (b) assert that either is entitled to injunctive relief.

11. Objection of The Commonwealth of Pennsylvania, Department of Revenue. Nothing in the Plan or this Order shall affect the right, if any, of The Commonwealth of Pennsylvania, Department of Revenue to interest on its claims, or the Debtors, the Liquidating Debtors or the Liquidating Trust’s right to object to such claims on any basis.

12. Objection of the United States. On September 11, 2015, the Court ruled that the IRS Claims were valid, and the Debtors’ Estates do not dispute that the IRS Claims are entitled to priority treatment. Notwithstanding anything to the contrary in the Plan or this Order, no Distribution shall be made on account of any Allowed Claims in Class 6 (General Unsecured Claims) or Class 7 (2019 Note Claims) (a) unless and until an agreement is reached with the United States regarding the treatment of the IRS Claims under the Plan or (b) except pursuant to further order of the Court. In addition, notwithstanding Section IV.F.7. of the Plan, the SCP Secured Parties shall waive any of their secured or superpriority adequate protection claims or claims for diminution in the value of the Pre-Petition Collateral, including the SCP Adequate Protection Claims (as defined in the Final DIP Order) and the Supplemental SCP Adequate Protection Claims (as defined in the Final DIP Order) that have recourse to unencumbered property and shall not assign such claims to and for the benefit of holders of General Unsecured Claims.

13. Objection of ERISA Plaintiffs. Notwithstanding any provision of the Plan or this Order to the contrary, (a) the ERISA Plaintiffs shall not be enjoined, stayed or precluded in any way from conducting discovery of the Debtors (or the Liquidating Trust), subject to the rights and obligations of the Debtors (or the Liquidating Trust) and the ERISA Plaintiffs under the Federal Rules of Civil Procedure in connection with any such discovery propounded by the ERISA Plaintiffs; (b) the ERISA Plaintiffs shall not be enjoined, stayed or precluded in any way from prosecuting their claims against the Debtors or the Liquidating Trust in the ERISA Litigation but shall not be entitled to any recovery from the Debtors and the Liquidating Trust in connection with such claims, including the class proof of claim filed in the Bankruptcy Case, except to the extent of available insurance; and (c) the ERISA Plaintiffs shall not be enjoined, stayed or precluded in any way from prosecuting the ERISA Litigation against any non-debtor based on conduct occurring before or after the Petition Date. The Debtors’ obligations to preserve all documents relevant and potentially relevant to the ERISA Litigation, as set forth in the Court’s order approving the parties’ stipulation (entered in Adversary Proceeding No. 15-50181 [D.I. 12]) (the “Second Stipulation”)) shall survive confirmation of the Plan, shall continue in full force and effect following the Effective Date and shall be an obligation of, and enforceable against, the Debtors and the Liquidating Trust for a period of two years from the Effective Date (the “Retention Period”). The parties will meet and confer within 60 days prior to the expiration of the Retention Period to determine whether any additional document retention is required. If the parties are unable to reach a resolution for the retention of documents after the expiration of the Retention Period, the ERISA Plaintiffs will file a motion within 30 days before the expiration of the Retention Period and will request that the Court schedule a hearing on or around the expiration of the Retention Period to resolve any disputes related to continued document preservation. If the ERISA Plaintiffs timely file the foregoing motion, the Debtors’ and the Liquidating Trust’s document preservation obligations as set forth herein and in the Second Stipulation shall continue through any final order of the Bankruptcy Court.

14. Objections of Wells Fargo Bank, N.A. and Standard General. The Objections of Wells Fargo Bank, N.A. and Standard General are resolved in accordance with the settlement stipulation approved by the SG/Wells Fargo Settlement Order.

15. Objection of Zurich. The automatic stay imposed by 11 U.S.C. § 362(a) shall be, and hereby is, modified to permit the Insurers to pay covered defense costs, settlements or judgments whether previously incurred, presently incurred or that will be incurred by the Debtors or other insureds (the “Insureds”) pursuant to the terms and conditions of the Insurance Agreements. The attorneys retained to defend the Debtors and/or the Insureds are authorized to do so. The Liquidating Trustee shall provide Insurers access to documents and records of the Debtors including, any Insured, if needed for investigation or defense of claims, to the extent the Debtors would have been required to do so under the Insurance Agreements. The Liquidating Trustee shall provide Insurers prior written notice of any intent to abandon or destroy any documents in its possession, custody, or control and provide Insurers an opportunity to retain the same, at the Insurers’ sole expense. The Liquidating Trust shall have the same obligations of the Debtors under an Insurance Agreement. The allowance of any Claim in the Bankruptcy Case for purposes of any distribution from the Liquidating Trust shall not constitute an adjudication of the liability of the Debtors or the Liquidating Trustee or any Insured, for purposes of determining any obligation by the Insurers solely under the Employment Practices Liability Insurance Policies issued to any Debtor. Solely with respect to such Employment Practices Liability Insurance Policies, Insurers shall not be bound in any way by any such allowance of Claims, whether by contested hearing, settlement, or the failure of the Debtors or the Liquidating Trustee to object to any Claims.

B.	CERTAIN OBJECTIONS TO CONFIRMATION OVERRULED.

All Objections not otherwise addressed herein or in the Plan Modifications or previously withdrawn are hereby overruled for the reasons set forth on the record at the Combined Hearing and in Section II.E. of the Findings and Conclusions.

XI.	INJUNCTIONS.

A. Unless otherwise provided, all injunctions or stays provided for in the Bankruptcy Cases pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Bankruptcy Cases are closed.

B. Except as provided in the Plan or this Order and other than with respect to a right of recoupment or a setoff, as of the Effective Date, all Entities that have held, currently hold or may hold a Claim or other debt or liability subject to the Plan or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan or cause of action of a non-Debtor that is released under the Plan will be permanently enjoined from taking any of the following actions in respect of any such Claims, debts, liabilities, Interests or rights: (1) commencing or continuing in any manner or means any action or other proceeding against the Debtors, the Liquidating Debtors, the Liquidating Trust, the Liquidating Trustee or the Liquidating Trust Board, whether directly, derivatively or otherwise, other than to enforce any right pursuant to the Plan (or any order resolving the Dispute) to a Distribution; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Liquidating Debtors, the Liquidating Trust, the Liquidating Trustee or the Liquidating Trust Board other than as permitted pursuant to (1) above; (3) creating, perfecting or enforcing any Lien or encumbrance of any kind against the Debtors, the Liquidating Debtors, the Liquidating Trust or their respective property; (4) asserting a right of subrogation of any kind against any debt, liability or obligation due to the Debtors, the Liquidating Debtors, the Liquidating Trust, the Liquidating Trustee or the Liquidating Trust Board; and (5) subject to the proviso in Article X of the Plan regarding jurisdiction, commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan. Such injunction shall extend to the successors, if any, of the Debtors, the Liquidating Debtors, the Liquidating Trust, the Liquidating Trustee and the Liquidating Trust Board and to their respective properties and interests in property. Anyone injured by any willful violation of this injunction shall be entitled to recover actual damages, including costs and attorneys’ fees and, in appropriate circumstances, may recover punitive damages from the willful violator.

XII.	RETENTION OF JURISDICTION BY THE COURT.

1. Notwithstanding the entry of this Order and the occurrence of the Effective Date, pursuant to Article X of the Plan, this Court shall retain such exclusive jurisdiction over the Bankruptcy Cases after the Effective Date as is legally permissible, including exclusive jurisdiction over the matters described in Sections X.1. through X.15. of the Plan; provided, however, that Article X of the Plan is not intended to (a) expand the Court’s jurisdiction beyond that allowed by applicable law, (b) provide the Court jurisdiction over any Causes of Action (other than Avoidance Actions arising under section 547 of the Bankruptcy Code), (c) impair the rights of an Entity to invoke the jurisdiction of a court, commission, or tribunal, or (d) impair the rights of an Entity to seek the withdrawal of the reference in accordance with 28 U.S.C. § 157(d).

XIII.	DISSOLUTION OF THE CREDITORS’ COMMITTEE AND FORMATION OF THE LIQUIDATING TRUST BOARD.

A. On the Effective Date, the Creditors’ Committee, except as set forth below, shall dissolve and the members thereof will be released and discharged from all duties and obligations arising from or related to the Bankruptcy Cases. Prior to the dissolution of the Creditors’ Committee, standing to commence, prosecute and compromise all Causes of Action shall transfer to the Liquidating Trust. The Professionals retained by the Creditors’ Committee and the members thereof will not be entitled to assert any Professional Fee Claims for any services rendered or expenses incurred after the Effective Date, except for fees for time spent and expenses incurred (1) in connection with any application for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section III.A.1.c.ii. of the Plan, (2) in connection with any appeal pending as of the Effective Date, including any appeal of this Order, and (3) at the request of the Liquidating Trustee, whether or not the Liquidating Trustee has retained such Professional. Following the Effective Date, none of the Creditors’ Committee’s professionals shall be precluded from representing any Entity acting for the Liquidating Trust or other Entities created by the Plan, including, without limitation, the Liquidating Trustee or the Liquidating Trust.

B. The Professionals retained by the Debtors shall not be entitled to assert any Professional Fee Claims for any services rendered or expenses incurred after the Effective Date, except for fees for time spent and expenses incurred (1) in connection with any application for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section III.A.1.c.ii. of the Plan and (2) at the request of the Liquidating Trustee, whether or not the Liquidating Trustee has retained such Professional.

C. On the Effective Date, the Liquidating Trust Board shall be established and consist of seven persons. The initial Liquidating Trust Board members shall consist of seven persons selected by the Creditors’ Committee, one of whom shall be selected by the Indenture Trustee. Upon its formation, the duties of the Liquidating Trust Board shall be limited to: (1) overseeing the Claims reconciliation and settlement process conducted by or on behalf of the Liquidating Trustee; (2) formulating with the Liquidating Trustee appropriate procedures for the settlement of Claims; (3) overseeing the distributions to the holders of Claims under the Plan; (4) appearing before and being heard by the Court and other courts of competent jurisdiction in connection with the above limited duties; and (5) such other matters as may be agreed upon between the Liquidating Trustee and the Liquidating Trust Board or specified in the Plan or the Liquidating Trust Agreement. For so long as the Claims reconciliation process shall continue, the Liquidating Trustee shall make regular reports to the Liquidating Trust Board as and when the Liquidating Trustee and the Liquidating Trust Board may reasonably agree upon. The Liquidating Trustee and the Liquidating Trust Board may retain, without further order of the Court, professionals, including the same professionals, to assist them in carrying out their duties as limited above, including any professionals retained in these Bankruptcy Cases, and the Liquidating Trust shall pay the reasonable costs and expenses of the Liquidating Trust Board, including reasonable professional fees, in the ordinary course without further order of the Bankruptcy Court.

XIV.	WAIVER OF THE STAY OF BANKRUPTCY RULE 3020(e).

Pursuant to Bankruptcy Rule 3020(e), this Order shall not be stayed and shall be immediately effective upon entry on the docket of this Court.

XV.	NOTICE OF ENTRY OF CONFIRMATION ORDER.

A. Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c), the Liquidating Trust is directed to serve, within 20 Business Days after the occurrence of the Effective Date, a notice of the entry of this Order, which shall include notice of certain of the bar dates established by the Plan and this Order and notice of the Effective Date, substantially in the form of Exhibit C attached hereto and incorporated herein by reference (the “Confirmation Notice”), on all parties that received notice of the Combined Hearing; provided, however, that the Liquidating Trust shall not be required to serve the Confirmation Notice on any holder of Claims or Interests where the prior service of the notice of the Combined Hearing was returned to the Debtors as undeliverable and no forwarding address has been provided.

B. No later than 20 Business Days after the Effective Date, the Liquidating Trust is directed to publish the version of the Confirmation Notice substantially in the form attached hereto as Exhibit D once in the national editions of The Wall Street Journal and USA Today.

Dated: October 2, 2015	/s/ Brendan L. Shannon
THE HONORABLE BRENDAN L. SHANNON CHIEF UNITED STATES BANKRUPTCY JUDGE

EXHIBIT A

FIRST AMENDED JOINT PLAN OF LIQUIDATION OF

RS LEGACY CORPORATION AND ITS DEBTOR AFFILIATES

EXHIBIT B

MODIFICATIONS TO FIRST AMENDED JOINT PLAN OF

LIQUIDATION OF RS LEGACY CORPORATION AND ITS DEBTOR AFFILIATES

EXHIBIT C

CONFIRMATION NOTICE

EXHIBIT D

CONFIRMATION NOTICE — PUBLICATION VERSION